Exhibit 10.30
Variable Pay Plan
TomoTherapy Inc.

Certain performance-related confidential data omitted. Omissions are designated as [  *  ].

About This Material
This document is intended to be used to describe the terms and goals of TomoTherapy’s variable pay plan. The draft of this document must be approved by the Compensation Committee of the Board of Directors before being implemented as a formal compensation program.

Contents

Variable Pay Guidelines	1

Variable Pay Program	2

Plan Administration	8

Variable Pay Guidelines

Variable Pay Guidelines
Variable pay is that portion of compensation that is contingent upon the organizational results of TomoTherapy. TomoTherapy will share a portion of its business success above a threshold performance level with all employees.
Variable pay must be re-earned each performance period (in this case annually). Variable pay does not increase base pay. It is an incentive to motivate all employees to focus on the corporate goals and superior customer service.
The plan performance measures and weightings and target incentive opportunities will evolve over time as TomoTherapy grows and changes in the future. At this time, goals will be measured at the organizational level to determine if the plan will pay out and the amount of the plan payout.

Variable Pay Program

Variable Pay Program
Eligibility
Every active, full-time TomoTherapy employee will be eligible to participate in the variable pay program except those TomoTherapy non-executive employees who participate in a sales commission plan. Employees must be hired by September 30th (end of the third quarter) to be eligible to participate. Part-time employees who are eligible for benefits will also be eligible to participate in the plan provided that they are hired by September 30th. Temporary employees are not eligible to participate in the plan.
Participation
If TomoTherapy achieves its organizational goals, all eligible employees will receive an incentive payout if they are:
•	Employed by TomoTherapy on the incentive payout date; and
•	Not on a written corrective plan or higher during the performance period.
Part-time employees and mid-year hires employed prior to September 30th will receive a prorated incentive payment based on their earnings during the plan year.
In addition, eligible employees on documented and approved leave, as well as eligible employees retiring during the fiscal year, will receive an incentive payout based on their earnings during the plan year and contingent upon organizational performance.
Performance Measures
The performance measures for this plan are intended to balance the need to:
•	Focus on business results,
•	Provide goals that all employees understand, and
•	Ensure that the plan is easy to administer.
The performance measures chosen for the plan are:
•	Operating income will be the trigger measure. This means that if the organization does not achieve its operating income goal, no plan payout will be made. This approach is taken because operating income is a measure of how much of a payout TomoTherapy can afford to pay.

This measure can be impacted by any employee. Some avenues for reducing operating expenses or cost savings include:
—	Reducing waste,

—	Doing more with less, or

—	Improving processes to accomplish tasks in less time with fewer process steps or with fewer resources.
•	Reliability, as defined and measured as up-time. This measure is intended to demonstrate production improvements, appropriate levels of maintenance, and timely repairs. Reliability will be used as a multiplier to provide an opportunity for lesser or greater plan payout potential.

We want to focus on reliability as one of the measures as reliability is fundamental to our positive market image. It will significantly impact our future ability to grow both revenues and operating income.
Funding Mechanism
The performance measure of operating margin is vitally important to the organization as it grows, and funding for the plan will be based on threshold operating income. In 2007, these goals will be:

Organizational	Operating		Plan Funding
Performance	Income Goal		Level

75%	$	[*]M	50%
100%	$	[*]M	100%
125%	$	[*]M	150%

[*]

Incentive Modifier
Because reliability is a measure that our customers and the marketplace focus on closely, we are adding a modifier related to our achievement of reliability goals. The modifier can increase or decrease the amount of payout employees receive if operating margin and revenue goals are achieved.
Incentive targets will be modified to reflect the achievement of the reliability measure “up-time” as currently calculated. Up-time targets are described in the following table. Other measures may be used as a modifier in future plan designs as market demands dictate.

Target Achievement	Target	Modifier

Below Minimum	Less than [*]%	0.95 (in other words, there will be a lower payment to reflect below 2006 reliability results performance)

Minimum	[*]%	1.00 (in other words, there will be no adjustment if achievement is maintained at prior year’s level)

Target	[*]% up-time	1.05 (in other words, the payout will increase by [*]% to reflect higher than expected reliability)

Maximum	[*]% up-time	1.10 (in other words, the payout will increase by [*]% to reflect higher than expected reliability)

Employee Levels and Target Opportunity
The target incentive is the incentive paid to all employees when organizational performance targets are met. Incentive targets may change over time as market conditions change. Participating employees will receive a payout under the plan if organization performance warrants. The targeted payout will be based on an employee’s role in the organization as defined in the following table.

Target
Level	Definition	Opportunity

1	Contributes to task-related activities in support of tactical implementation of short-term team goals.	[*]	%
Has limited knowledge of concepts, practices, and procedures of particular field of specialization. Develops solutions to problems of limited scope and complexity following established policies and procedures. Works under general supervision. Role is narrow, specific in impact; and task-oriented.

2	Contributes to the tactical implementation of short term business goals. May have some influence on the overall goals of the team.	[*]	%
Responsible for applying the fundamental concepts, practices, and procedures of particular field of specialization to the completion of varied and moderately difficult assignments. Develops solutions based on general technical knowledge and

Target
Level	Definition	Opportunity

experience. Understands related departments or functions. Participates in determining objectives of assignments. Little or moderate supervision required. May or may not have direct reports of limited number. Has direct impact on short-term departmental goals.

3	Develops and implements tactical solutions to achieve short term business goals. Manages, directs or monitors daily operations for workers or teams engaged in a single task or multiple, but closely related tasks. Directly impacts the short-term performance of the unit(s) to which s/he is assigned.

		[*]	%
Responsible for monitoring day-to-day operations for assigned work teams/project areas. Provides direction, leadership, coaching, and technical expertise to group of employees. Has impact/influence on budgeting, controlling costs, planning, scheduling, and procedural/policy changes.

4	Translates long- and short-term business goals into tactical, functional initiatives. Manages managers or is an individual contributor viewed as the highest level expert within field. Directly impacts the short-term success of a function or operation. Influences the development of overall objectives of the function or operation.

		[*]	%
Within a department or line of business, has direct accountability for specific function or discipline of significant scope or technical requirements. Trains and mentors staff; estimates staffing needs, assigns work, and ensures projects are completed on schedule following established procedures and schedules. Consults with manager for extraordinary and exceptional issues. Expected to bring long-term view/perspective to individual projects.

5	Translates long-term strategy into long- and short-term goals for a line of business or organization-wide department.	[*]	%
Has oversight and accountability for implementation of long-term departmental business strategies. Responsible for developing function’s or department’s objectives to achieve long- and short-term plans. Ensures overall budgets, schedules, and performance standards are realistically set and attained. Has wide sphere of responsibility and knowledge and a direct impact on total department’s ability to deliver against performance goals. Generally accomplishes results through others/lower management levels. Expected to drive teams toward optimum balance of long-term and short-term performance and initiatives.

Target
Level	Definition	Opportunity

6	Works cross-functionally to direct the total company towards achieving its mission and goals. Also develops and directs the long term vision for a specific function(s) in support of overall company mission.

[*]%
Has shared accountability for total (global) company performance. Develops long-term strategies in support of corporate business goals and has direct accountability for overall operations in the department(s) s/he oversees.

7	Directs the overall vision, mission, strategic direction, and financial results for the organization.	[*] %
Has ultimate accountability for company’s worldwide performance and reputation.
Performance Period
Performance for the 12 month period beginning January 1 will be considered for purpose of this variable pay program. This time frame is considered the performance period. The performance period coincides with TomoTherapy’s fiscal year.
Payout Frequency
Payouts for this plan will occur once a year if organizational performance warrants a payout. Payouts will occur after the end of the fiscal year, once organizational results can be finally determined for the fiscal year and determined payouts can be processed through payroll.
Board and Leadership Discretion
In all cases, the Board of Directors and management have the right, at their discretion, to adjust incentive payouts for individual employees based on factors outside the stated goals of this plan. Such adjustments may include recognition of above-and-beyond efforts of employees throughout the fiscal year.
Communication of Variable Pay Plan
The variable pay plan goals and measures will be communicated as quickly as practical after the Board of Directors has approved the variable pay plan. The organization’s leadership will provide ongoing communication of progress toward the plan goals as possible on a quarterly basis. We will also communicate year-end financial business results within the first quarter of the next fiscal year.

Plan Administration

Plan Administration
Powers of the Board
Nothing in this plan constitutes a promise of employment or promise to deliver a given level of compensation. The Board of Directors and Management have the right to cancel or discontinue this plan at any time at their discretion. The Board of Directors, with input from Management, has broad powers which include:
•	Determining annually whether or not to recommend continuing the plan;
•	Determining eligibility;
•	Approving performance measures, threshold values, etc. for the applicable fiscal year;
•	Approving plan funding and individual incentive awards;
•	Resolving disputes or questions regarding the plan;
•	Recommending amendment or termination of the plan as necessary during the fiscal year;
•	Establishing the rules necessary to administer the plan;
•	The Board will have discretion to construe and interpret the plan;
•	All decisions of the Board will be final and binding on all persons; and
•	The Board may at any time elect to amend, suspend, or terminate the plan.
Annual Program Review
TomoTherapy will review this variable pay plan on an annual basis to evaluate its impact on the measures chosen and business success. This review process will begin in conjunction with the business planning process in the fall with the goal of establishing any new measures or plan design features during the first quarter of the new fiscal year.
As a result of this review process, the variable pay plan may change over time. Aspects of the variable pay program that may be adjusted are, but not limited to:
•	Employee participation and incentive opportunity;
•	Performance measures—types of measures, level of organizational performance measured, and weighting of measures; and
•	Performance period and payout frequency.